EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement"), is entered into as of the 29th day of November, 2004, between Arrow Financial Corporation, Glens Falls, New York, a registered bank holding company ("AFC"), and its wholly-owned subsidiaries, Glens Falls National Bank and Trust Company, a national association ("GFN "), and Capital Financial Group, a New York corporation ("Capital"), as party of the first part (collectively, AFC, GFN, Capital and any other affiliated entities of AFC are sometimes referred to as the "Company"), and John Weber, an individual ("Employee"), as party of the second part.

WHEREAS, AFC and Capital have entered into an Agreement and Plan of Reorganization (the "Plan of Reorganization"), dated November 22, 2004, as a result of which transaction (the "Acquisition") the surviving company, Capital, will become a wholly-owned subsidiary of GFN; and

WHEREAS, the parties hereto intend that upon and after effectiveness of the Acquisition Employee, who currently is the president and sole shareholder of Capital, will continue to be employed as the president by Capital, with the rights and subject and to the terms and conditions specified herein,

NOW THEREFORE, the parties hereto agree as follows:

1.

Employment; Term.  Capital will continue to employ Employee and Employee will continue to serve as an employee of Capital upon the terms and conditions set forth herein for a period of five (5) years from and after the date hereof unless such employment is earlier terminated as provided in Section 10.

2.

Compensation.  For all services rendered by Employee to Capital, Capital shall pay Employee a salary of two hundred thousand dollars ($200,000) per year, payable in arrears.  Such salary shall be payable in accordance with the Company's general payroll practices.  All payments made and benefits provided to Employee hereunder shall be subject to any applicable withholding and other applicable taxes.

3.

Additional Benefits.

(a)

Employee shall be eligible for additional benefits, if any, by way of insurance, hospitalization and vacations normally provided to employees of the Company generally having responsibility commensurate to that of Employee, pursuant to the terms of those plans, programs and policies of the Company in effect during Employee's employment, and such additional benefits as may be from time to time agreed upon in writing between Employee and Capital or any other entity within the Company.  Capital shall reimburse Employee for all ordinary and necessary out-of-pocket expenses incurred and paid by Employee in the course of the performance of Employee's duties pursuant to this Agreement (which obligation shall be guaranteed by AFC and GFN), such reimbursement to be consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, and subject to the Company's general requirements with respect to the manner of approval and reporting of such expenses.

(b)

Employee shall be entitled to use the automobile owned by Capital and used by the Employee as of the date hereof  (the "Automobile") for a period of three (3) years from the date of the completion of the Acquisition.  During this three (3) year period, the Company shall be responsible for all taxes and other expenses related to the Automobile, including, but not limited to, routine maintenance and necessary repairs not caused by the negligence of Employee.  At the conclusion of the three (3) year period, title to the Automobile shall be transferred to Employee and the Company shall no longer have any obligations related to the Automobile

4.

Duties.  Employee agrees that so long as Employee is employed under this Agreement, Employee will (i) to the satisfaction of the Board of Directors of Capital (the "Board") devote Employee's best efforts and Employee's entire business time to properly further the interests of Capital and the Company, (ii) at all times perform Employee's responsibilities in a manner satisfactory to and subject to the direction of the Board with respect to Employee's activities on behalf of Capital, (iii) comply with all rules, orders, regulations, policies and practices applicable to Capital (including those applicable to all subsidiaries of AFC), (iv) truthfully and accurately maintain and preserve such records and make all reports as may be required, and (v) fully account for all monies and other property of Capital of which Employee may from time to time have custody and deliver the same to Capital or its designated agents whenever and however directed to do so.

5.

Covenant Not to Disclose Confidential Information.

(a)

Employee acknowledges that, during the Employment Period, Employee may develop or have access to and knowledge of certain information and data that Capital or any entity within the Company considers confidential and that the release of such information or data to unauthorized persons or entities would be extremely detrimental to the Company.  As a consequence, Employee hereby agrees and acknowledges that Employee owes a duty to Capital and its affiliated entities not to disclose, and agrees that, during and after the Employment Period, without the prior written consent of AFC, Employee will not communicate, publish or disclose to any person or entity anywhere or use (for Employee's own benefit or the benefit of others) any Confidential Information (as defined below) for any purpose other than carrying out Employee's duties as contemplated by this Agreement.  Employee will use Employee's best efforts at all times to hold in confidence and to safeguard any Confidential Information to ensure that any unauthorized persons or entities do not gain possession of any Confidential Information and, in particular, will not permit any Confidential Information to be read, duplicated or copied.  Employee will return to the Corporate Secretary of AFC all originals and copies of documents and other materials, whether in printed or electronic format or otherwise, containing or derived from Confidential Information in Employee's possession or under Employee's control within ten (10) days of the termination of Employee's Employment Period, for any or no reason, and will not retain any copies thereof.  If requested by the President of AFC, Employee shall certify in writing as to the return or destruction of all Confidential Information.  Employee acknowledges that Employee is obligated to protect the Confidential Information from disclosure or use even after termination of Employee's Employment Period.  For purposes hereof, the term "Confidential Information" shall mean any information or data used by or belonging or relating to Capital or any entity within the Company, or any party to whom any of the foregoing owes a duty of confidentiality, that has not been disclosed or made available to the public generally or is not known generally to the industry in which Capital or such entity or party is or may be engaged in business, including, without limitation, any and all trade secrets, proprietary data and information relating to the Company or such entity or party, present or future business and products, price lists, customer lists, processes, procedures or standards, know-how, manuals, hardware, software, source code, business strategies, records, marketing plans, technical information, financial information, whether or not reduced to writing, or other information or data that the Company or such entity or party advises Employee should be treated as confidential information.

(b)

Employee will not disclose to any entity other than Capital, including any affiliate of Capital, or any employee or agent of any such entity who is not also an employee or agent of Capital, any confidential information that Employee previously acquired or hereafter acquires from a third party, including a customer, except in accordance with applicable law and the privacy policies applicable to Capital and such other entities.  Furthermore, Employee will not use any proprietary information or technology of a third party in performing Employee's duties hereunder without the consent of such third party.

6.

Legal Proceedings to Compel Disclosure.  In the event that Employee is requested, pursuant to, or required by applicable law or regulation, or by legal process, to disclose any Confidential Information or Intellectual Property, Employee shall use Employee's best efforts to promptly notify the Corporate Secretary of AFC of such request and enable Capital or any other entity within the Company to seek an appropriate protective order.  In the event that such a protective order or other protective remedy is not obtained, Employee shall furnish only that portion of the Confidential Information or Intellectual Property that is legally required, in the opinion of Capital's counsel, and will exercise Employee's best efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information or Intellectual Property.

7.

Covenant Not to Compete.  Employee acknowledges that during Employee's Employment Period hereunder, Employee, at the expense of Capital, will maintain or establish favorable relations with the customers, clients and accounts of Capital or other entities within the Company and will have access to Intellectual Property and Confidential Information of Capital or such other entities. Therefore, in consideration of Employee's employment hereunder and to further protect the Intellectual Property, trade secrets and Confidential Information of Capital and other entities within the Company, Employee agrees that during Employee's Employment Period hereunder and for the two (2) year period immediately following any early termination of Employee's employment hereunder as set forth in Section 10, but in no event beyond the fifth (5th) anniversary of the date of this Agreement, Employee will not, directly or indirectly, without the express written consent of the President of AFC or unless as expressly requested to do so by the President of AFC:

(a)

own, manage, operate, control or participate in the ownership, management, operation or control of, or have any interest, financial or otherwise, in or act as an officer, director, partner, principal, member, manager, shareholder, proprietor, employee, agent, representative, consultant or independent contractor of, or in any way assist any person or entity in the conduct of, any business located within a two hundred (200) mile radius of any business location of Capital or its successors that is then engaged or intends to become engaged in any line of business in which Capital or its successors is engaged or intends to become engaged at any time during Employee's Employment Period (any such, a "Competitive Line of Business"), including, but not limited to, the sale of those insurance products that Capital is selling as of the date hereof; provided, however, that notwithstanding the foregoing, Employee may at any time own up to, but not in excess of, five percent (5%) of the outstanding equity securities of any corporation or entity that is engaged in any such line of business, provided such securities are listed upon a national stock exchange or actively traded in the over-the-counter market; or

(b)

entice, induce or in any manner influence any person who is or shall be in the employ or service of Capital or any other entity within the Company to leave such employ or service for the purpose of engaging in a Competitive Line of Business for or on behalf of any other person or entity not within the Company.

8.

Covenant Not to Solicit. Employee agrees that for a period of two (2) years from and after the termination of Employee's Employment Period hereunder, for any or no reason, including upon expiration of the 5-year term of this Agreement, Employee will not, directly or indirectly, without the express written consent of the President of AFC, solicit or divert or attempt to solicit or divert clients, customers or accounts of Capital or any other entity within the Company to or for any person or entity not within the Company (whether or not such clients, customers or accounts have done business with Employee prior to Employee's employment hereunder).

9.

Disclosure and Assignment of Intellectual Property.

(a)

Employee agrees that Capital or its assignees shall become the owner of all inventions, discoveries, developments, ideas, writings, and expressions, including but not limited to any and all concepts, improvements, techniques, know-how, innovations, systems, processes, machines, current or proposed products, works, information, reports, papers, logos, computer programs, designs, marketing materials, and methods of manufacture, distribution, management or other methods (whether or not reduced to writing and whether or not patentable or protectable by copyright), that Employee conceives, develops, creates, makes, perfects or reduces to practice in whole or in part while employed under this Agreement (the "Employment Period") or within one (1) year after termination of the Employment Period for any or no reason, and that:  (i) directly or indirectly relate to or arise out of Employee's job responsibilities or performance of his duties under this Agreement; (ii) result from research, development, or other activities of Capital or other entities within the Company; or (iii) relate or pertain in any way to the existing or reasonably anticipated scope, business or products of Capital or any other entities within the Company (hereinafter the "Intellectual Property").  All of the right, title and interest in and to the Intellectual Property shall become exclusively owned by Capital or its assignees or nominees of the foregoing, regardless of whether or not the conception, development, creation, making, perfection or reduction to practice of such Intellectual Property involved the use of the time, facilities or materials of Capital or such other entities and regardless of where such Intellectual Property may be conceived, made or perfected.

(b)

Employee agrees to promptly and fully disclose in writing to Capital and its Board all inventions, discoveries, developments, ideas, writings, and expressions conceived, developed, created, made, perfected or reduced to practice, in whole or in part, during the Employment Period hereunder or within one (1) year after termination of the Employment Period for any or no reason, regardless of whether Employee believes the invention, discovery, development, writing, expression or idea should be considered Intellectual Property under any provision of this Agreement, in order to enable Capital or such assignees to make a determination as to its or their rights with respect to the same.

(c)

Any and all information relating to Intellectual Property shall be considered Confidential Information and shall not be disclosed by Employee to any person or entity outside of the Company.

(d)

Any Intellectual Property that is the subject of copyright shall be considered a "work made for hire" within the meaning of the Copyright Act of 1976, as amended, and shall be the sole property of Capital, its assignees or their nominees, and, to the extent that the latter or any of them does not automatically own any such Intellectual Property as a work made for hire, Employee shall assign all right, title and interest in and to such Intellectual Property to Capital or its assignees.  All right, title and interest in and to any other Intellectual Property, including patent, industrial design, trademark, trade dress and trade secret rights shall be assigned and is hereby assigned exclusively to Capital or its assignees or their nominees.  Employee further agrees to execute and deliver all documents and do all acts that Capital or its assignees or their nominees shall deem necessary or desirable to secure to the latter the entire right, title and interest in and to the Intellectual Property, including executing applications for any United States and/or foreign patents or copyright registrations, disclosing relevant prior art, reviewing office actions and providing technical input to assist the latter in overcoming any rejections.  Any document prepared and filed pursuant to this Section 9(d) shall be prepared and filed at the expense of Capital or its assignees.  Employee further agrees to cooperate with the Capital and any assignees and their nominees as reasonably necessary to maintain or enforce the latter's rights in the Intellectual Property.  Employee hereby irrevocably appoints the President of AFC as Employee's attorney-in-fact with authority to execute for Employee and on Employee's behalf any and all assignments, patent or copyright applications, or other instruments and documents required to be executed by Employee pursuant to this Section 9(d), if Employee is unwilling or unable to execute same.

(e)

Capital shall have no obligation to use, attempt to protect by patent or copyright, or promote any of the Intellectual Property.

10.

Termination.

(a)

Subject to the provisions Sections 10(b) and 10(c) regarding early termination, the term of Employee's employment under this Agreement shall be five (5) years from the date hereof.  The "Employment Period" shall consist of such period of time when Employee is actually employed under this Agreement.

(b)

Notwithstanding Section 10(a), Employee's employment hereunder shall terminate immediately upon the death, disability or adjudication of legal incompetence of Employee, or upon Capital's ceasing to carry on its business without assigning this Agreement pursuant to Section 23 or becoming bankrupt.  For purposes of this Agreement, Employee shall be deemed to be disabled when Employee has become unable, by reason of physical or mental disability, to satisfactorily perform Employee's essential job duties and there is no reasonable accommodation that can be provided to enable Employee to be a qualified individual with a disability under applicable law.  Such disability shall be determined by, or to the reasonable satisfaction of, the Board.

(c)

Notwithstanding Section 10(a), the Board may terminate Employee's employment at any time for Cause or without Cause.  "Cause" means (i) Employee has failed to perform Employee's duties or obligations under this Agreement in a material respect or to observe and abide by the Company's policies and decisions in material matters, after notice and an opportunity to cure; (ii) Employee has refused to comply with specific directions of the Board or the President of AFC in a material regard; (iii) Employee has engaged in misconduct that is materially injurious to Capital or the Company; (iv) Employee has been convicted of, or has entered a plea of nolo contendere to, any crime involving the theft or willful destruction of money or other property, any crime involving moral turpitude or fraud, or any crime constituting a felony; or (v) Employee has engaged in acts or omissions with respect to his employment hereunder or the business of Capital or the Company generally that constitutes dishonesty, breach of fiduciary obligation or intentional wrongdoing or misfeasance.  Any termination of Employee's employment by the Board for Cause or other than for Cause, or termination by the Employee of his employment hereunder prior to the end of the 5-year term, shall be an "early termination" of employment under this Agreement.

(d)

In the event of a Change in Control, as defined in Section 11, Employee may, at any time within the one (1) year period following such Change in Control, elect to terminate his employment hereunder, which shall constitute an "early termination" subject to Section 10(e) hereof.

(e)

In the event that (x) the Board terminates Employee's employment hereunder for Cause or as a result of the death, disability, adjudication of legal incompetence of Employee or Capital's ceasing to carry on its business without assigning this Agreement pursuant to Section 23 or becoming bankrupt, or (y) Employee terminates Employee's employment hereunder for any or no reason, including following a Change in Control:

(i)

the obligations of AFC, GFN and Capital, pursuant to Section 2 regarding payment of compensation to Employee, shall apply to the period up to and including, but not beyond, the date of termination of employment; and

(ii)

the obligations of AFC, GFN and Capital pursuant to Section 3 regarding provisions of other benefits to Employee shall continue up to the date of termination of employment, but not beyond, except as required by applicable law and the provisions of the separate plan or agreement under which such other benefits are provided to Employee.

(f)

In the event that the Board terminates Employee's employment hereunder prior to completion of the five (5)-year term of this Agreement and such termination is without Cause, Capital shall provide to Employee:

(i)

payment (in a lump sum or in installments as the Company may determine) of the unpaid amount of Employee's salary for the remainder of such 5-year term, assuming no increases in pay over such period; and

(ii)

such other benefits, including medical and health insurance,  as may be due Employee under applicable law relating to former employees, or as may be required to be extended to Employee under the particular plans or agreements under which Employee will receive such benefits prior to termination.

(g)

Immediately upon termination of Employee's employment, Employee will return to the Corporate Secretary of AFC all assets and property of Capital or any other entity in the Company, as well as all originals and copies of documents and other materials, whether in printed or electronic format or otherwise, relating to Capital or any other entity within the Company containing or derived from Confidential Information that are in Employee's possession or under Employee's control, and will not retain any copies thereof.

11.

Change in Control.

(a)

For the purposes of this Agreement, a "Change in Control" shall be deemed to have occurred as of the first date that (A) any individual, corporation, partnership, trust, association, pool, syndicate, or any other entity or any group of persons acting in concert (other than entities within the Company) becomes the "beneficial owner," as that concept is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as the result of any one or more transactions, of securities of AFC possessing twenty-five percent (25%) or more of the Voting Power (as defined below) of AFC, (B) AFC shall have entered into a binding agreement for a Sale of AFC (as defined below) and shall have received all required corporate, regulatory and other approvals for consummating such Sale, and the consummation thereof shall be expected to occur within fifteen (15) days, or (C) “approved directors” shall constitute less than a majority of the entire board of directors of AFC, with “approved directors” defined to mean the members of such board as of the date hereof and any individuals who subsequently become members of such board (i) having been elected by shareholders after being nominated or approved by a majority of the approved directors on the board prior to such election, or (ii) having been appointed to the board to fill a vacancy with the approval of a majority of the approved directors on the board prior to such appointment.

(b)

For purposes of this Section 11, a "Sale of AFC" shall mean (i) any consolidation, merger or stock-for-stock-exchange involving AFC or the securities of AFC in which the holders of voting securities of AFC immediately prior to the consummation of such transaction own, as a group, immediately after such consummation, voting securities of AFC (or, if AFC does not survive such transaction, voting securities of the Surviving Corporation, as defined below) having less than fifty percent (50%) of the Voting Power of AFC (or the Surviving Corporation), excluding any securities received by any such holder or holders in connection with such transaction other than in exchange for securities of the entity held by them immediately prior to such transaction, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions), of all, or substantially all, of the assets of AFC to a party which is not controlled by or under common control with AFC prior to such transaction or series of transactions.  For purposes of the preceding sentence, the “Surviving Corporation” in any transaction in which AFC does not survive shall mean the corporation that issues securities and/or other consideration to the shareholders of AFC in connection with such transaction, or, if such issuing corporation is controlled directly or indirectly by another corporation, the ultimate controlling corporation of such controlling corporation.

(c)

For purposes of this Section 11, the “Voting Power” of an entity at a given time shall mean the total number of votes entitled to be cast generally in an election of directors of such entity at such time by all holders of outstanding equity securities of such entity.

12.

Specific Performance.  Recognizing that irreparable damage will result to Capital in the event of the breach or threatened breach of any of the foregoing covenants and assurances by Employee contained in this Agreement, and that the remedies of Capital, AFC and GFN at law for any such breach or threatened breach will be inadequate, each of Capital, AFC and GFN, in addition to such other remedies that may be available to it, shall be entitled to an injunction, including a mandatory injunction, to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining Employee, and each and every person or entity acting in concert or participation with Employee, from the continuation of such breach and, in addition thereto, Employee shall pay to Capital or its assignees all ascertainable damages, including costs and reasonable attorneys' fees, sustained by Capital, GFN or AFC by reason of the breach or threatened breach of said covenants and assurances.  None of Capital, AFC or GFN shall be required to obtain a bond in an amount greater than One Thousand Dollars ($1,000).  The covenants and obligations of Employee set forth in this Agreement are in addition to and not in lieu of or exclusive of any other obligations and duties of Employee hereunder or as an employee generally, whether express or implied in fact or in law.

13.

No Conflict.  Employee represents and warrants to each of Capital, AFC and GFN that neither the execution nor delivery of this Agreement, nor the performance of Employee's obligations hereunder will conflict with, or result in a breach of, any term, condition, or provision of, or constitute a default under, any obligation, contract, agreement, covenant or instrument to which Employee is a party or under which Employee is bound, including, without limitation, the breach by Employee of a fiduciary duty to any former employers.

14.

Harassment Policy.  Employee acknowledges that Employee has been provided a copy of the policy of AFC and its affiliated entities against discrimination and harassment in the workplace, which includes complaint reporting procedures, and agrees to comply with such policy and affirmatively support AFC's commitment to an equal opportunity work environment free from illegal harassment or discrimination.

15.

Waiver of Breach.  Failure of Capital, AFC or GFN to demand strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of the term, covenant or condition, nor shall any waiver or relinquishment by any of such entities of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of the right or power at any other time or times.

16.

Entire Agreement; Amendment.  This Agreement cancels and supersedes all previous agreements relating to the subject matter of this Agreement, written or oral, between the parties hereto and contains the entire understanding of the parties hereto with respect to the subject matter hereof and shall not be amended, modified or supplemented in any manner whatsoever except as otherwise provided herein or in writing signed by each of the parties hereto.

17.

Potential Unenforceability of Any Provision.  If a final judicial determination is made that any provision of this Agreement is an unenforceable restriction against Employee including the provisions of Sections 7 and 8 regarding the obligation of Employee not to compete with, or solicit customers and accounts of Capital and its affiliated entities under certain circumstances, the provisions hereof shall be rendered void only to the extent that such judicial determination finds such provisions unenforceable, and such unenforceable provisions shall automatically be reconstituted and become a part of this Agreement, effective as of the date hereof, to the maximum extent in favor of Capital and its affiliated entities that is lawfully enforceable.  A judicial determination that any provision of this Agreement is unenforceable shall in no instance render the entire Agreement unenforceable, but rather the Agreement will continue in full force and effect absent any unenforceable provision to the maximum extent permitted by law.

18.

Headings.  The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.

19.

Governing Law.  This Agreement and all rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within the State, including all matters of enforcement, validity and performance.

20.

Consent to Jurisdiction and Venue.  Employee hereby submits to the exclusive jurisdiction of the Supreme Court for Warren County, New York or the United States District Court for the Northern District of New York in any action or proceeding arising out of or relating to this Agreement, including any appeal and any action for enforcement or recognition of any judgment relating thereto, and Employee hereby irrevocably agrees that all claims in respect of such action or proceeding may not be heard or determined in any court or before any panel other than the Supreme Court for Warren County, New York or the United States District Court for the Northern District of New York.  Employee agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any manner provided by law.  Employee hereby irrevocably waives, to the fullest extent Employee may legally and effectively do so, any objection Employee may have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in the Supreme Court for Warren County, New York or the United States District Court for the Northern District of New York.  Employee hereby irrevocably waives, to the fullest extent Employee may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.  Employee irrevocably consents to service of process in any such suit, action or proceeding in any manner provided by law.

21.

Arbitration of All Disputes, Including Claims of Discrimination.

(a)

Subject to Section 21(d), any dispute between any of the parties hereto or claim by a party against another party arising out of or in relation to this Agreement or in relation to any alleged breach thereof or arising out of the employment relationship, including, but not limited to, discrimination prohibited by federal, state or local law shall be finally determined by arbitration in accordance with the rules then in force of the American Arbitration Association.  The arbitration proceedings shall take place in Glens Falls, New York, or such other location as the parties in dispute hereafter may agree upon; and such proceedings will be conducted in the English language and shall be governed by the laws of the State of New York as such laws are applied to agreements between residents of such State entered into and to be performed entirely within that State.  No arbitration proceeding hereunder may be joined with any other lawsuit or arbitration or resolved on a class-wide basis.

(b)

The parties shall agree upon one arbitrator, who shall be a person skilled in the legal and business aspects of the subject matter of this Agreement and of the dispute.  If the parties cannot agree upon one arbitrator, each party in dispute shall select one arbitrator and the arbitrators so selected shall select a third arbitrator.  If the arbitrators cannot agree upon the selection of a third arbitrator, the third arbitrator shall be appointed by the American Arbitration Association at the request of any of the parties in dispute.  The arbitrators shall, if possible, be persons skilled in the legal and business aspects of the subject matter of this Agreement and of the dispute.

(c)

The decision rendered by the arbitrator or arbitrators shall be accompanied by a written opinion in support thereof, which opinion shall be in the English language.  The decision shall be final and binding upon the parties in dispute without right of appeal.  Judgment upon the decision may be entered into in any court having jurisdiction thereof, or application may be made to that court for a judicial acceptance of the decision and an order of enforcement.  Costs of the arbitration shall be assessed by the arbitrator or arbitrators against any or all of the parties in dispute, and shall be paid within ten (10) days by the party or parties so assessed.

(d)

Notwithstanding anything in this Section 21 to the contrary, this Section 21 shall be void and of no effect with respect to the Company's remedies sets forth in Section 12, including, without limitation, the remedy of an injunction, which may be issued by any court of competent jurisdiction.

22.

Notice.  Any notice, request, consent or communication under this Agreement shall be effective only if it is in writing and (i) personally delivered, (ii) sent by certified mail, return receipt requested, postage prepaid, (iii) sent by a nationally recognized overnight delivery service, with delivery confirmed, or (iv) sent via facsimile transmission, with receipt confirmed, addressed as follows:

If to Capital, AFC or GFN:

250 Glen Street

Glens Falls, NY  12801

Attn:  President

with a copy to:

Stinson Morrison Hecker LLP

100 South Fourth Street, Suite 700

St. Louis, MO  63102

Attn:  Thomas B. Kinsock, Esq.

If to Employee:

John Weber

1646 State Route 9

P.O. Box 1265

South Glens Falls, NY 12803

or such other persons or to such other addresses as shall be furnished in writing by any party to the other party, and shall be deemed to have been given only upon its delivery in accordance with this Section 22.

23.

Assignment.  This Agreement is personal and not assignable by Employee but it may be assigned and transferred by any of Capital, AFC or GFN, without notice to or consent of Employee, to, and shall thereafter be binding upon and enforceable by, any other entity within the Company or any person or entity that shall acquire or succeed to substantially all of the business or assets of any such assignor, such assignee thereafter to be deemed the equivalent of such assignor for all purposes under this Agreement, but is not otherwise assignable by any of Capital, GFN or AFC.  Each of AFC, GFN and Capital will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of such entity to assume expressly and agree to perform this Agreement in the same manner and to the same extent that such entity would be required to perform it if no such succession had taken place.

24.

Survival of Obligations.  All obligations of Employee that by their nature involve performance, in any particular, after the expiration or termination of this Agreement, or that cannot be ascertained to have been fully performed until after the expiration or termination of this Agreement, shall survive the expiration or termination of this Agreement.

25.

Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement that is binding upon each of the parties hereto, notwithstanding that all parties are not signatories to the same counterpart.

26.

Expenses.  In the event that either party hereto brings any legal action or other proceeding to enforce or interpret any of the rights, obligations or provisions of this Agreement, or because of a dispute, breach or default in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party reasonable attorneys' fees and all other costs in such action or proceeding in addition to any other relief to which such prevailing party may be entitled.

27.

Right of Set-Off.  Employee hereby grants to Capital the right to set-off any amount due from Employee to Capital, including, without limitation, any amount due under this Agreement, against any amounts due from Capital  to Employee, provided that written notice of such set-off is given to Employee.  In the event of such a set-off, the net compensation (after payroll deductions but before such set-offs) then payable by Capital to Employee shall be deemed to have been paid by Capital to Employee, and the amounts thus set-off shall be deemed to have been paid by Employee to Capital.

IN WITNESS WHEREOF, the parties have executed or caused this Employment Agreement to be duly executed as of the day and year first above written.

ARROW FINANCIAL CORPORATION

By:

Name:

Title:

GLENS FALLS NATIONAL BANK AND TRUST COMPANY

By:

Name:

Title:

CAPITAL FINANCIAL GROUP

By:

Name:

Title:

Name:  John Weber

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